Exhibit F




                                             March 13, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


          Re: Alliant Energy Corporation ("Alliant Energy"), et al. - Statement on Form U- 1, as amended - File No. 70-9597
               ------------------------------------------------------

Ladies and Gentlemen:

     I have represented Alliant Energy and its operating utility subsidiaries, Wisconsin Power and Light Company, IES Utilities Inc., and Interstate Power Company (together, the "Operating Companies") in connection with the Statement on Form U-1, as amended, filed in the above-referenced proceeding (the "Application"). I am furnishing this opinion with respect to the proposed transactions described therein, which relate to the acquisition by each of the Operating Companies of membership interests in certain special purpose subsidiaries ("SPEs"), and by the SPEs of the membership interests of a special purpose subsidiary ("NewCo"), in each case formed to facilitate the sale of customer account receivables originated by the Operating Companies to a third party. In addition, Alliant Energy is proposing to enter into an agreement under which it would guarantee the performance of certain obligations of the Operating Companies, the SPEs and NewCo under the transaction documents and provide limited recourse with respect to defaulted receivables.

     In connection with my representation of Alliant Energy and the Operating Companies, I have reviewed the Application, including the exhibits thereto, and such other documents, certificates, and regulatory filings as I have deemed necessary in order to render the opinions set for below.

     I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to such proposed transactions, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:

     (a) all state laws applicable to the proposed transactions will have been complied with;


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     (b)  each of the SPEs and NewCo will be (i) validly organized and duly existing, and (ii) (A) the membership interests of each of the SPEs which are to be acquired by the Operating Companies will be validly issued, and each Operating Company will be entitled to all of the rights and privileges of a member of such SPE, and (B) the membership interests of NewCo to be acquired by the SPEs will be validly issued, and each of the SPEs be entitled to all of the rights and privileges of a member of NewCo;

     (c) the Operating Companies will legally acquire the membership interests of the SPEs and the SPEs will legally acquire the membership interests of NewCo; and

     (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Alliant Energy, the Operating Companies, or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy and the Operating Companies in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

     I hereby give my written consent to the use of this opinion in connection with the Application. This opinion is addressed to the Commission and may not be relied upon by any other person.

                                             Very truly yours,

                                             /s/ Barbara J. Swan

                                             Barbara J. Swan


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